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                                                                  EXHIBIT (a)(7)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase, dated December 27, 1999, and the related
      Letter of Transmittal, and is not being made to, and tenders will not accepted from, or on behalf of, holders of Shares in any
              jurisdiction in which the making of the Offer or the
         acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed
  broker or dealer, the Offer shall be deemed to be made on behalf of Volcano
             Acquisition Corp. by one or more registered brokers or
              dealers licensed under the laws of such jurisdiction.

                           NOTICE OF OFFER TO PURCHASE
                            ALL OUTSTANDING SHARES OF
                                  COMMON STOCK

                                       OF

                               PLASMA-THERM, INC.

                                       AT

                          $12.50 NET PER SHARE IN CASH
                                       BY
                            VOLCANO ACQUISITION CORP.
                       A DIRECT WHOLLY-OWNED SUBSIDIARY OF
                            OERLIKON BUHRLE USA, INC.
                       A DIRECT WHOLLY-OWNED SUBSIDIARY OF
                           OERLIKON BUHRLE HOLDING AG

       Volcano Acquistion Corp., a Florida corporation ("Offeror"), and a direct wholly-owned subsidiary of Oerlikon Buhrle USA, Inc., a Delaware corporation ("Parent") and a wholly-owned subsidiary of Oerlikon Buhrle Holding AG, a company organized under the laws of Switzerland, is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share ("Shares"), of Plasm-Therm, Inc., a Florida corporation (the "Company"), at a purchase price of $12.50 per share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 27, 1999, and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

--------------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 25, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

       The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) at least that number of Shares equivalent to a majority of the total issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"), (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the expiration or termination of the waiting period under the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988.

       The Offer is not conditioned on obtaining financing.


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       The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), by and among Parent, Offeror and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Offeror and further provides that, after the purchase of the Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Offeror will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Pursuant to the Merger, each outstanding Share (other than (i) Shares owned by the Company or any direct or indirect subsidiary of the Company or owned by Parent or Offeror or any other direct or indirect subsidiary of Parent, and (ii) Shares held by holders who have properly exercised their dissenters' rights under the Florida Business Corporation Act) immediately prior to the Effective Time, will be converted into the right to receive the Offer Price, in cash, without interest thereon, less any required withholding of taxes, upon the surrender of certificates formerly representing such Shares.

       The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and has determined that the Merger is advisable and the terms of the Offer and the Merger are fair to and in the best interests of the Shareholders of the Company, and recommends that the Shareholders of the Company accept the offer and tender all of their Shares pursuant thereto.

       For purposes of the Offer, Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to Offeror and not withdrawn on or prior to the Expiration Date if, as and when Offeror gives oral or written notice to The Bank of New York (the "Depositary") of Offeror's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Offeror and transmitting payments to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Offeror's obligation to make such payments will be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

       The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, January 25, 2000 unless and until Offeror, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. In the Merger Agreement, Offeror has agreed that if certain conditions to the Offer are not satisfied at the scheduled expiration of the Offer, at the Company's request, Offeror shall extend and re-extend the Offer, for periods of not more than five business days. In addition, Offeror has agreed that, without the prior written consent of the Company, it will not extend the period during which the Offer is open if all of the conditions to the Offer have been satisfied, except that Offeror may extend and re-extend the Offer (A) for periods of not more than ten business days (i) if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, (ii) for such period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer, (iii) for any period required by applicable law, or (B) if all conditions to the Offer are satisfied or waived but the number of Shares tendered is more than 50%, but less than 80%, of the then outstanding Shares, for an aggregate period of not more than twenty days (for all such extensions under this clause (B)) beyond the latest expiration date that would otherwise be permitted under this sentence. There can be no assurance that Offeror will exercise its right to extend the Offer. Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, to waive or reduce the Minimum Condition or to waive any other condition to the Offer; provided, however, that pursuant to the Merger Agreement, Offeror has agreed that it will not,


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without the consent of the Company, amend or waive the Minimum Condition. If the
Minimum Condition, or any of the other conditions set forth in Section 14 of the Offer to Purchase, has not been satisfied by 12:00 midnight, New York City time, on Tuesday, January 25, 2000 (or any other time then set as the Expiration
Date), Offeror may elect to, subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. Except as set forth above, or in the Merger Agreement, and subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The reservation by Offeror of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-l(c) under the Exchange Act, which requires that Offeror pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Offeror shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not Offeror exercises its right to extend the Offer.

       Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after February 24, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined below), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. An "Eligible Institution" is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc.

       The information required to be disclosed by Rule 14d-6(e)(1)(VII) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.


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       The Company has provided Offeror with its stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

       Stockholders are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares pursuant to the Offer.

       Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent at the address and telephone number set forth below, and copies will be furnished promptly at Offeror's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials.

                     The Information Agent for the Offer is:
                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 848-3409

December 27, 1999